Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release Thursday, April 30, 2020

TFS FINANCIAL CORPORATION SUPPORTS CUSTOMERS THROUGH CHALLENGING TIMES

(Cleveland, OH - April 30, 2020) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and six months ended March 31, 2020.
"As Third Federal navigates the challenges posed by the current global pandemic, we remain positive in both our ability to serve our customers and in the strength of our loan portfolio,” said Chairman and CEO Marc A. Stefanski. “Our associates and their dedication to our customers is what makes us special. We have always believed that people come first, and strategy comes second. Our customers are a source of strength for us and we remain confident in the overall quality of our mortgage loan portfolio. Our first and second lien mortgage accounts originated since 2009 had an average FICO credit score of 769 and an average loan to value of 63%. And, as a whole, our borrowers have demonstrated a strong ability to make their mortgage payments.  We also recognize that there will be customers who have experienced a job loss or other hardship and we have implemented forbearance and other programs to help them through their challenges so that they can be successful homeowners. I am grateful for the continued support of our customers, associates, the communities we serve, and our shareholders. Together, we will successfully get through this unprecedented time."
The Company reported net income of $17.3 million for the quarter ended March 31, 2020, compared to net income of $20.1 million for the quarter ended March 31, 2019. Net income of $42.9 million was reported for the six months ended March 31, 2020, compared to net income of $40.5 million for the six months ended March 31, 2019. Positive variances in the current year periods were an increase in non-interest income, a decrease in non-interest expenses and a lower effective income tax rate. Additionally, gain from the sale of commercial property, recognized earlier in the year, contributed to the increase in net income for the current six month period. Negative variances included an increase in the provision for loan losses and a decrease in net interest income.
Net interest income was $65.0 million for the quarter ended March 31, 2020 and $67.8 million for the quarter ended March 31, 2019. Net interest income decreased by $6.4 million, or 4.7%, for the six months ended March 31, 2020, to $129.2 million, from $135.6 million for the six months ended March 31, 2019. The decreases are primarily attributable to compression in the interest margin as growth occurred in both interest-earnings assets, primarily loans, and interest-bearing liabilities, but the yields on interest-earning assets decreased to a greater extent than the cost of funding, particularly impacted by the cost of growing the certificate of deposit portfolio and maintaining those relationships in a highly competitive market. The interest rate spread was 1.64% and 1.63% for the three and six months ended March 31, 2020, respectively, compared to 1.78% for both the three and six months ended March 31, 2019. The net interest margin was 1.81% for the both the three and six months ended March 31, 2020 compared to 1.97% for both the three and six months ended March 31, 2019.
The provision for loan losses was $6.0 million for the quarter ended March 31, 2020 compared to a credit of $4.0 million for the quarter ended March 31, 2019. The provision for loan losses was $3.0 million during the six months ended March 31, 2020 compared to a credit of $6.0 million during the six months ended March 31, 2019. The increase in the provision is mainly due to the COVID-19 outbreak that led to increased unemployment and deterioration in the overall macro-economic environment. The allowance for loan losses was $44.4 million, or 0.33% of total loans receivable, at March 31, 2020, compared to $37.3 million, or 0.28% of total loans receivable, at December 31, 2019 and $38.9 million, or 0.29% of total loans receivable, at September 30, 2019. Of the total allowance for loan losses, $22.5 million was allocated to residential mortgage loans and $21.9 million was allocated to home equity loans and lines of credit at March 31, 2020 and $24.0 million was allocated to residential mortgage loans and $14.9 million was allocated to home equity loans and lines of credit at September 30, 2019. As a result of loan recoveries exceeding charge-offs, the Company reported net loan recoveries of $2.5 million for the six months ended March 31, 2020 and $3.9 million for the six months ended March 31, 2019.
Total loan delinquencies decreased $1.9 million to $33.5 million, or 0.25% of total loans receivable, at March 31, 2020 from $35.4 million, or 0.27% of total loans receivable, at September 30, 2019, and included a $0.9 million decrease in delinquencies on core residential mortgages, a $0.3 million decrease on home today residential mortgages and a $0.7 million decrease on home equity loans and lines of credit. Non-accrual loans decreased $13.5 million to $57.8 million, or 0.42% of total loans, at March 31, 2020 from $71.3 million, or 0.54% of total loans, at September 30, 2019.
Total troubled debt restructurings decreased $9.1 million, to $148.3 million at March 31, 2020, from $157.4 million at September 30, 2019. Short-term forbearance plans offered to borrowers affected by COVID-19, which are not classified as troubled debt restructurings, totaled $36.0 million at March 31, 2020 and totaled $215.5 million, or approximately 1.6% of total loans, at April 27, 2020. Forbearance plans allow borrowers experiencing temporary financial hardships to defer a limited number of payments to a later point in time and catch up missed payments through a variety of repayment options.
Non-interest income increased $4.0 million to $8.9 million for the quarter ended March 31, 2020 from $4.9 million for the quarter ended March 31, 2019. The increase primarily related to a $2.6 million increase in the net gain on sale of loans and a $0.6 million increase in the proceeds and benefits of bank owned life insurance. Net gain on the sale of loans was $3.1 million during the quarter ended March 31, 2020 compared to $0.5 million during the quarter ended March 31, 2019. Non-interest income increased $11.3 million to $20.9 million for the six months ended March 31, 2020 from $9.6 million for the six months ended March 31, 2019. The increase was a result of increased net gain on the sale of loans as well as a $4.3 million net gain on the sale of the remaining commercial property held by a partially owned subsidiary of the Company, representing the Company's share of the gain.
Total income tax expense decreased by $4.6 million, to $1.2 million, for the quarter ended March 31, 2020 from $5.8 million for the quarter ended March 31, 2019. The decrease encompasses the impact of lower pre-tax income and the Coronavirus Aid, Relief, and Economic Security ("CARES") Act, which permits a carry back of net tax operating losses to years taxed at higher rates, resulting in a current quarter tax benefit of $2.8 million.
Total assets increased by $460.0 million, or 3.16%, to $15.00 billion at March 31, 2020 from $14.54 billion at September 30, 2019. This change was mainly the result of growth in our loan portfolio during the current fiscal year and, to a lesser extent, increases in cash and cash equivalents, Federal Home Loan Bank stock and prepaid expenses and other assets.
The combination of cash and cash equivalents increased $37.4 million, or 13.59% to $312.5 million at March 31, 2020 from $275.1 million at September 30, 2019 to improve liquidity.
The combination of loans held for investment, net of allowance and deferred loan expenses, and mortgage loans held for sale increased $377.4 million to $13.58 billion at March 31, 2020 from $13.20 billion at September 30, 2019. The home equity loans and lines of credit portfolio increased $141.6 million during the six months ended March 31, 2020. The residential core mortgage loan portfolio, including loans held for sale, increased $251.8 million during the six months ended March 31, 2020 and included the opportunistic purchase of $230.3 million of fixed-rate residential mortgages, originated and serviced by the Association and sold in a prior year. Commitments originated for home equity loans and lines of credit were $733.3 million for the six months ended March 31, 2020 and $718.6 million for the six months ended March 31, 2019. Total first mortgage loan originations were $1.33 billion for the six months ended March 31, 2020, of which 45% were adjustable-rate mortgages and 9% were fixed-rate mortgages with terms of 10 years or less. Total first mortgage loan originations were $665.1 million for the six months ended March 31, 2019, of which 48% were adjustable-rate mortgages and 6% were fixed-rate mortgages with terms of 10 years or less. During the six months ended March 31, 2020, $323.2 million of fixed-rate loans were sold resulting in a pre-tax gain of $6.1 million. During the six months ended March 31, 2019, $58.8 million of fixed-rate loans were sold resulting in a pre-tax gain of $0.6 million.
The amount of Federal Home Loan Bank stock owned increased $34.0 million to $135.9 million at March 31, 2020 from $101.9 million at September 30, 2019, as a result of stock ownership requirements of the FHLB.
Other assets increased $32.4 million to $120.4 million at March 31, 2020 from $88.0 million at September 30, 2019. The increase related primarily to the current year adoption of amended lease accounting guidance which, as of March 31, 2020, added a $17.8 million right-of-use asset, net of amortization, to the balance sheet and a $16.5 million increase in current and deferred tax assets.
Deposits increased $321.4 million, or 3.7%, to $9.09 billion at March 31, 2020 from $8.77 billion at September 30, 2019. The increase was the result of a $263.6 million increase in our certificates of deposit ("CDs"), $41.3 million of growth in our money market deposit accounts and a $37.1 million increase in our checking accounts, partially offset by a $20.4 million decrease in our savings accounts for the six months ended March 31, 2020. Total deposits include $474.4 million and $507.8 million of brokered CDs at March 31, 2020 and September 30, 2019, respectively.
Borrowed funds, all from the FHLB, increased $180.0 million, to $4.08 billion at March 31, 2020 from $3.90 billion at September 30, 2019. This increase reflects a combination of a net $250.0 million increase in 90 day advances that were utilized for longer term interest rate swap contracts, $250.0 million of new long-term advances, partially offset by $233.2 million in maturing long-term advances and an $86.8 million reduction in overnight and other short-term advances.
Total shareholders' equity decreased $41.6 million to $1.66 billion at March 31, 2020 from $1.70 billion at September 30, 2019. During the six months ended March 31, 2020, other comprehensive income decreased by $61.5 million, primarily due to the net impact of changes in unrealized gains and losses on our swap contracts and available for sale investment securities. Unrealized losses on interest rate swap contracts represent the majority of the change and occur when current market interest rates are lower than those in effect at contract origination. The combined effect of the decrease in other comprehensive income and quarterly dividends totaling $27.4 million was offset by $42.9 million of net income and $4.8 million of adjustments related to our stock compensation and employee stock ownership plans. During the three months ended March 31, 2020, a total of 1,000 shares of our common stock were repurchased at an average cost of $19.02 per share. During the six months ended March 31, 2020, a total of 313,900 shares were repurchased at an average cost of $16.91 per share.
The Company declared and paid a quarterly dividend of $0.27 during each of the fourth fiscal quarter of 2019 and the first fiscal quarter of 2020, and paid a quarterly dividend of $0.28 during the second fiscal quarter of 2020. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 16, 2019 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to $1.10 per share of possible dividends to be declared on the Company's common stock during the twelve months subsequent to the members' approval (i.e., through July 16, 2020), including a total of up to $0.28 during the quarter ending June 30, 2020. The MHC has conducted the member vote to approve the dividend waiver each of the past six years under Federal Reserve regulations and for each of those six years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At March 31, 2020 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.11%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 18.11% and its total capital ratio was 18.64%. Additionally, the Company's Tier 1 leverage ratio was 11.78%, its Common Equity Tier 1 and Tier 1 ratios were each 21.13% and its total capital ratio was 21.66%. The current capital ratios of the Association reflect the dilutive impact of $57.0 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2019. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of March 31, 2020 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning May 1, 2020. These slides provide additional information with respect to the Company's response to COVID-19. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, seven lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of March 31, 2020, the Company’s assets totaled $15.00 billion.

Forward Looking Statements
     This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for loan losses and charge-offs;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

     These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

●	significantly increased competition among depository and other financial institutions;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for loan losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk and operational risk
●	our ability to access cost-effective funding
●
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

●	the inability of third-party providers to perform their obligations to us;
●	a slowing or failure of the prevailing economic recovery;
●
cyber attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of wide-spread pandemic, including COVID-19, on our business and the economy.
     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31, 2020	September 30, 2019
ASSETS
Cash and due from banks	$27,803	$31,728
Other interest-earning cash equivalents	284,678	243,415
Cash and cash equivalents	312,481	275,143
Investment securities available for sale (amortized cost $532,812 and $550,605, respectively)	545,484	547,864
Mortgage loans held for sale, at lower of cost or market (none measured at fair value)	2,337	3,666
Loans held for investment, net:
Mortgage loans	13,571,200	13,189,516
Other loans	2,700	3,166
Deferred loan expenses, net	44,941	41,976
Allowance for loan losses	(44,387)	(38,913)
Loans, net	13,574,454	13,195,745
Mortgage loan servicing rights, net	7,194	8,080
Federal Home Loan Bank stock, at cost	135,858	101,858
Real estate owned, net	2,728	2,163
Premises, equipment, and software, net	42,684	61,577
Accrued interest receivable	38,915	40,822
Bank owned life insurance contracts	219,768	217,481
Other assets	120,440	87,957
TOTAL ASSETS	$15,002,343	$14,542,356
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,087,811	$8,766,384
Borrowed funds	4,082,951	3,902,981
Borrowers’ advances for insurance and taxes	93,225	103,328
Principal, interest, and related escrow owed on loans serviced	28,722	32,909
Accrued expenses and other liabilities	54,470	40,000
Total liabilities	13,347,179	12,845,602
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,139,970 and 279,962,777 outstanding at March 31, 2020 and September 30, 2019, respectively	3,323	3,323
Paid-in capital	1,739,523	1,734,154
Treasury stock, at cost; 52,178,780 and 52,355,973 shares at March 31, 2020 and September 30, 2019, respectively	(767,723)	(764,589)
Unallocated ESOP shares	(42,251)	(44,417)
Retained earnings—substantially restricted	853,155	837,662
Accumulated other comprehensive income (loss)	(130,863)	(69,379)
Total shareholders’ equity	1,655,164	1,696,754
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$15,002,343	$14,542,356

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$115,203	$114,306	$230,428	$226,797
Investment securities available for sale	2,911	3,494	5,775	6,618
Other interest and dividend earning assets	1,412	2,643	3,375	5,316
Total interest and dividend income	119,526	120,443	239,578	238,731
INTEREST EXPENSE:
Deposits	37,483	35,077	75,799	67,839
Borrowed funds	17,005	17,605	34,556	35,319
Total interest expense	54,488	52,682	110,355	103,158
NET INTEREST INCOME	65,038	67,761	129,223	135,573
PROVISION (CREDIT) FOR LOAN LOSSES	6,000	(4,000)	3,000	(6,000)
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	59,038	71,761	126,223	141,573
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,119	1,795	4,265	3,571
Net gain on the sale of loans	3,138	451	6,063	562
Increase in and death benefits from bank owned life insurance contracts	2,461	1,874	4,022	3,421
Other	1,229	786	6,527	2,028
Total non-interest income	8,947	4,906	20,877	9,582
NON-INTEREST EXPENSE:
Salaries and employee benefits	27,216	26,152	53,101	51,516
Marketing services	4,029	6,719	8,490	11,516
Office property, equipment and software	6,534	6,261	12,980	13,247
Federal insurance premium and assessments	2,768	2,370	5,387	5,136
State franchise tax	1,191	1,282	2,323	2,544
Other expenses	7,820	7,943	14,597	14,748
Total non-interest expense	49,558	50,727	96,878	98,707
INCOME BEFORE INCOME TAXES	18,427	25,940	50,222	52,448
INCOME TAX EXPENSE	1,170	5,810	7,323	11,985
NET INCOME	$17,257	$20,130	$42,899	$40,463
Earnings per share
Basic	0.06	0.07	0.15	0.14
Diluted	0.06	0.07	0.15	0.14
Weighted average shares outstanding
Basic	275,835,243	275,359,201	275,706,011	275,367,821
Diluted	278,101,329	277,343,155	277,990,253	277,197,565

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2020			March 31, 2019
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$255,711	$771	1.21%	$215,094	$1,229	2.29%
Investment securities	—	—	—%	3,981	23	2.31%
Mortgage-backed securities	549,254	2,911	2.12%	565,256	3,471	2.46%
Loans (2)	13,489,277	115,203	3.42%	12,876,333	114,306	3.55%
Federal Home Loan Bank stock	104,944	641	2.44%	93,544	1,414	6.05%
Total interest-earning assets	14,399,186	119,526	3.32%	13,754,208	120,443	3.50%
Noninterest-earning assets	508,440			400,061
Total assets	$14,907,626			$14,154,269
Interest-bearing liabilities:
Checking accounts	$874,424	370	0.17%	$881,730	861	0.39%
Savings accounts	1,506,254	2,540	0.67%	1,379,163	2,898	0.84%
Certificates of deposit	6,672,273	34,573	2.07%	6,378,434	31,318	1.96%
Borrowed funds	3,887,648	17,005	1.75%	3,606,978	17,605	1.95%
Total interest-bearing liabilities	12,940,599	54,488	1.68%	12,246,305	52,682	1.72%
Noninterest-bearing liabilities	232,089			147,975
Total liabilities	13,172,688			12,394,280
Shareholders’ equity	1,734,938			1,759,989
Total liabilities and shareholders’ equity	$14,907,626			$14,154,269
Net interest income		$65,038			$67,761
Interest rate spread (1)(3)			1.64%			1.78%
Net interest-earning assets (4)	$1,458,587			$1,507,903
Net interest margin (1)(5)		1.81%			1.97%
Average interest-earning assets to average interest-bearing liabilities	111.27%			112.31%
Selected performance ratios:
Return on average assets (1)		0.46%			0.57%
Return on average equity (1)		3.98%			4.58%
Average equity to average assets		11.64%			12.43%

(1)	Annualized.

(2)	Loans include both mortgage loans held for sale and loans held for investment.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended			Six Months Ended
	March 31, 2020			March 31, 2019
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$242,849	$1,720	1.42%	$220,421	$2,487	2.26%
Investment securities	—	—	—%	3,976	47	2.36%
Mortgage-backed securities	547,491	5,775	2.11%	551,153	6,571	2.38%
Loans (2)	13,365,570	230,428	3.45%	12,874,052	226,797	3.52%
Federal Home Loan Bank stock	103,401	1,655	3.20%	93,544	2,829	6.05%
Total interest-earning assets	14,259,311	239,578	3.36%	13,743,146	238,731	3.47%
Noninterest-earning assets	498,820			393,073
Total assets	$14,758,131			$14,136,219
Interest-bearing liabilities:
Checking accounts	$871,198	853	0.20%	$890,262	1,609	0.36%
Savings accounts	1,498,164	5,564	0.74%	1,332,853	5,076	0.76%
Certificates of deposit	6,589,024	69,382	2.11%	6,365,386	61,154	1.92%
Borrowed funds	3,816,909	34,556	1.81%	3,610,605	35,319	1.96%
Total interest-bearing liabilities	12,775,295	110,355	1.73%	12,199,106	103,158	1.69%
Noninterest-bearing liabilities	252,546			170,239
Total liabilities	13,027,841			12,369,345
Shareholders’ equity	1,730,290			1,766,874
Total liabilities and shareholders’ equity	$14,758,131			$14,136,219
Net interest income		$129,223			$135,573
Interest rate spread (1)(3)			1.63%			1.78%
Net interest-earning assets (4)	$1,484,016			$1,544,040
Net interest margin (1)(5)		1.81%			1.97%
Average interest-earning assets to average interest-bearing liabilities	111.62%			112.66%
Selected performance ratios:
Return on average assets (1)		0.58%			0.57%
Return on average equity (1)		4.96%			4.58%
Average equity to average assets		11.72%			12.50%

(1)	Annualized.

(2)	Loans include both mortgage loans held for sale and loans held for investment.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.